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                                                                    Exhibit 2.2




                                AMENDMENT NO. 1

                                       TO

           AGREEMENT AND PLAN OF MERGER AND REORGANIZATION AGREEMENT

         THIS AMENDMENT NO. 1 is entered into as of January 9, 2003 (this "AMENDMENT"), by and among CardioTech International, Inc., a Massachusetts corporation ("PARENT"); Gish Acquisition Corp., a Delaware corporation ("MERGER SUB") and wholly-owned subsidiary of Parent; and Gish Biomedical, Inc., a California corporation (the "COMPANY" and, together with Parent and Merger Sub, the "PARTIES"), with respect to that certain Agreement and Plan of Merger and Reorganization, dated as of October 25, 2002 (the "AGREEMENT"), among the Parties. Capitalized terms used but not otherwise defined herein are defined in the Agreement.

         WHEREAS, the Parties have determined that it is desirable to amend the Agreement, effective as of the date of this Amendment, to (1) change the Closing Date deadline from January 31, 2003, as specified in Section 7.1(a)(ii) of the Agreement, to April 11, 2003, and (2) change the Gish shareholders meeting deadline from on or before January 21, 2003, as specified in Section 7.1(a)(iii) of the Agreement, to on or before March 5, 2003.

         NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby amend the Agreement as follows:

         1. AMENDMENT TO SECTIONS 7.1(a)(ii) AND 7.1(a)(iii). Effective January 9, 2003, Sections 7.1(a)(ii) and 7.1(a)(iii) of the Agreement are hereby amended in their entirety to read as follows:

            (ii) by either Parent or the Company, if (A) the Closing shall not have occurred on or before April 11, 2003; provided that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available to any party whose action or failure to act has been the cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement, (B) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, or (C) if any required approval of the shareholders of the Company or Parent shall not have been obtained by reason of the failure to obtain the required votes at either the Company Shareholders Meeting or Parent Shareholders Meeting or at any adjournment thereof;

            (iii) by Parent, if (A) the Company shall materially breach any representation, warranty, obligation or agreement hereunder (other than a breach of Section 4.3(a) hereof which is specifically addressed in subsection (v) below or a breach which has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect) and such breach shall


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not have been cured within twenty (20) business days of receipt by the Company of written notice of such breach (describing the details of such breach) provided that the right to terminate this Agreement by Parent under this Section 7.1(a)(iii)(A) shall not be available to Parent where Parent is at that time in breach of this Agreement, (B) the Board of Directors of the Company shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Parent or recommended, endorsed, accepted or agreed to a Takeover Proposal or shall have resolved to do any of the foregoing, (C) the Board of Directors of the Company shall have publicly announced a rejection of a Takeover Proposal, but failed to give Parent a written reaffirmation of its recommendation of this Agreement, the Merger and the other transactions contemplated hereby within five (5) business days of Parent's request thereof following the rejection of such Takeover Proposal (the "REAFFIRMATION"), (D) a Trigger Event is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company (x) recommends that the shareholders of the Company tender their shares in such tender or exchange offer; or (y) within ten (10) days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance of such Trigger Event and fails to deliver to Parent a Reaffirmation within five
(5) business days of Parent's request therefore; or (E) for any reason (other than as the result of the failure of Parent to perform its obligations under this Agreement), the Company fails to call and hold the Company Shareholders Meeting by March 5, 2003;

         2. AUTHORIZATION. Each Party hereby represents and warrants that it is authorized to enter into this Amendment.

         3. FULL FORCE AND EFFECT. Except as specifically provided in this Amendment, no other amendments, revisions or changes are made to the Agreement. The Agreement, as amended by this Amendment, shall remain in full force and effect.

         4. GOVERNING LAW. This Amendment shall be governed by, and construed and enforced in accordance with, the provisions governing the Agreement.

         5. FACSIMILES; COUNTERPARTS. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any Party, the Parties shall confirm facsimile transmission by signing a duplicate original document. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.



         [The remainder of this page has been intentionally left blank;
                           signature page follows.]


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         The undersigned, being authorized representative of the Parties, hereby execute and deliver this Amendment No. 1 effective as of the date first written above.


                                            THE COMPANY:


                                            Gish Biomedical, Inc.,
                                            a California corporation


                                            By: ____________________________

                                            Name: __________________________

                                            Title: _________________________



                                            PARENT:


                                            CardioTech International, Inc.,
                                            a Massachusetts corporation

                                            By: ____________________________

                                            Name: __________________________

                                            Title: _________________________



                                            MERGER SUB:


                                            Gish Acquisition Corp.,
                                            a Delaware corporation

                                            By: ____________________________

                                            Name: __________________________

                                            Title: _________________________


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